Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________

NOKIA CORPORATION
(Exact name of Registrant as specified in its charter)

Republic of Finland (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Keilalahdentie 4, P.O. Box 226
FI-00045 NOKIA GROUP
Espoo, Finland
+358 (0) 7 1800 8000
(Address and telephone number of Registrant’s principal executive offices)

NAVTEQ CORPORATION
AMENDED & RESTATED 2001 STOCK INCENTIVE PLAN

(Full title of the plans)

Louise Pentland
Nokia Holding, Inc.
6000 Connection Drive
Irving, Texas  75039
+1 (972) 894-5000
(Name, address and telephone number of agent for service)

Copies to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
+1 (212) 848 7171

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Nokia Corporation (1)	3,200,000	$25.15 (2)	$80,480,000.00	$3,162.86 (3)

(1)
American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable on deposit of shares of Nokia Corporation (the “Shares”) have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-105373) and currently are traded on the New York Stock Exchange under the ticker symbol “NOK.”  Each ADS represents one Share.  Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional Shares that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Shares to be offered or sold pursuant to the plans.
(2)
Estimated solely for the purpose of calculating the registration fee.  Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($25.67 and $24.62, respectively) of Nokia Corporation ADSs on the New York Stock Exchange on July 16, 2008.

EXPLANATORY NOTE

Nokia Corporation (the “Registrant”) hereby files this Registration on Form S-8 (this “Registration Statement”) relating to up to 3,200,000 shares of the Registrant (the “Nokia Shares”), issuable by the Registrant in connection with restricted stock units that have previously been granted under the NAVTEQ Corporation Amended and Restated 2001 Stock Incentive Plan (the “NAVTEQ Plan”).

On July 10, 2008, North Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Registrant, merged (the “Merger”) with and into NAVTEQ Corporation, a Delaware corporation (“NAVTEQ”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 1, 2007, by and among the Registrant, NAVTEQ and North Acquisition Corp.  At the Effective Time (as defined under the Merger Agreement), among other things, each outstanding share of NAVTEQ common stock, par value $0.001 per share (“NAVTEQ Common Stock”), was converted into the right to receive $78.00 in cash, without interest (the “Merger Consideration”).  Pursuant to the Merger Agreement, at the Effective Time, the outstanding restricted stock units granted over shares of NAVTEQ Common Stock pursuant to the NAVTEQ Plan were converted to restricted stock units over a number of Nokia Shares (and otherwise still subject to the NAVTEQ Plan) equal to the product of the number of shares of NAVTEQ Common Stock underlying the restricted stock units and the ratio of the value of the per share Merger Consideration to the value of the closing price for a Nokia Share on the business day immediately prior to the Effective Time.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (hereinafter, the “Securities Act”), and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a)           the Registrant’s Form 20-F for the fiscal year ended December 31, 2007, filed on March 20, 2008;

(b)           the Registrant’s Current Reports on Form 6-K  (File No. 1-13202) filed with the Commission on April 21, 2008 and July 18, 2008; and

(c)           the description of the Registrant’s Shares (the “Shares”), registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in “Item 9.  The Offer and Listing” and “Item 10.  Additional Information,” respectively, of the Form 20-F described in, and incorporated by reference in, paragraph (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Articles of Association of the Registrant contain no provisions under which any member of the Board of Directors or officers is indemnified in any manner against any liability which he may incur in his capacity as such.  Article 12 of the Articles of Association of the Registrant, however, provides, inter alia, that the “Annual General Meeting shall … take resolutions on … discharging the members of the Board of Directors and the President from liability.”

The Registrant maintains liability insurance for its Board of Directors and certain of its officers.  Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Part III

SIGNATURES

The Registrant.   Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Helsinki, Republic of Finland on July 22, 2008.

NOKIA CORPORATION

By:	/s/ Kaarina Ståhlberg	By:	/s/ Leena Siirala
Name: Kaarina Ståhlberg Title: Vice President, Assistant General Counsel		Name: Leena Siirala Title: Director, Corporate Legal

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ms. Kaarina Ståhlberg and/or Ms. Leena Siirala his/her true and lawful attorney-in-fact and agent, each acting alone, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Nokia Corporation Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities on July 22, 2008.

Members of the Board of Directors:

/s/ Georg Ehrnrooth	Director
Name: Georg Ehrnrooth

/s/ Lalita D. Gupte	Director
Name: Lalita D. Gupte

/s/ Bengt Holmström	Director
Name: Dr. Bengt Holmström

/s/ Henning Kagermann	Director
Name: Prof. Dr. Henning Kagermann

/s/ Olli-Pekka Kallasvuo	Director
Name: Olli-Pekka Kallasvuo

/s/ Per Karlsson	Director
Name: Per Karlsson

/s/ Jorma Ollila	Chairman of the Board of Directors
Name: Jorma Ollila

/s/ Dame Marjorie Scardino	Vice Chairman, Director
Name: Dame Marjorie Scardino

/s/ Keijo Suila	Director
Name: Keijo Suila

/s/ Risto Siilasmaa	Director
Name: Risto Siilasmaa

President and Chief Executive Officer:

/s/ Olli-Pekka Kallasvuo
Name: Olli-Pekka Kallasvuo

Chief Financial Officer (whose functions
include those of Chief Accounting Officer):

/s/ Richard A. Simonson
Name: Richard A. Simonson

Authorized Representative in the United States:

/s/ Louise Pentland
Name: Louise Pentland

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Articles of Association of the Registrant (English translation) (incorporated by reference to the Registrant’s Form S-8 (File No. 333-142662), filed with the Commission on May 7, 2007).

4.2
Amended and Restated Deposit Agreement, dated March 28, 2000, by and among Nokia Corporation, Citibank, N.A., as Depositary, and the Holders from time to time of American Depositary Receipts representing American Depositary Shares issued thereunder (incorporated by reference to Registrant’s Post Effective Amendment to Form F-6 Registration Statement (Registration No. 333-11740), filed with the Commission on February 6, 2008).

*4.3	Terms and Conditions of the NAVTEQ Corporation Amended & Restated 2001 Stock Incentive Plan.

*5.1
Opinion of Kaarina Ståhlberg, VP, Assistant General Counsel of the Registrant, as to the validity of the shares to be issued pursuant to the NAVTEQ Corporation Amended & Restated 2001 Stock Incentive Plan.

*23.1	Consent of PricewaterhouseCoopers Oy, Helsinki, Finland, Independent Registered Public Accounting Firm.

*23.3	Consent of Kaarina Ståhlberg, VP, Assistant General Counsel of the Registrant (included in Exhibit 5.1).

*24	Power of Attorney (included on signature page).

* Filed herewith.